Exhibit (99.1)


         Written Statement of the President and Chief Executive Officer
                          Pursuant to 18 U.S.C. ss.1350


     Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned President and Chief Executive Officer of National Research Corporation (the "Company"), hereby certify, based on my knowledge, that the Quarterly Report on Form10-Q of the Company for the quarter ended September 30, 2002 (the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



/s/ Michael D. Hays
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Michael D. Hays
November 14, 2002